Exhibit 4.3

STERLING BANCORP,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

____________________

SECOND SUPPLEMENTAL INDENTURE

Dated October 2, 2017

____________________

3.500% SENIOR NOTES DUE 2020

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 2, 2017, by and between, Sterling Bancorp, a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Astoria Financial Corporation, a Delaware corporation, as Issuer (“Astoria”) and the Trustee have entered into an Indenture, and a First Supplement to the Indenture, each dated as of June 8, 2017 (as further amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Indenture”), providing for the issuance of 3.500% Senior Notes due 2020;

WHEREAS, Astoria and the Company entered into an Agreement and Plan of Merger, dated March 6, 2017 (the “Merger Agreement”) pursuant to which Astoria will be merged with and into the Company;

WHEREAS, the Company is the successor by merger and Section 9.1(a) of the Indenture contemplates that the Company will execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall expressly assume all the obligations of Astoria under the Indenture and the Notes;

WHEREAS, the Company desires to enter into this Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the foregoing the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01        Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
ASSUMPTION

Section 2.01        Assumption. The Company expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be made, performed or discharges by Astoria under the Indenture and the Notes. The Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of Astoria, as the predecessor Company, under the Indenture and Notes.

Section 2.02        Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

ARTICLE III

Miscellaneous

Section 3.01        Notices. From and after the date hereof any notice, demand or request required or permitted to be given under the Indenture to the Company by the Trustee or the Holder, shall be given to:

Sterling Bancorp

400 Rella Blvd.

Montebello, NY 10901

Attention: Luis Massiani, Senior Executive Vice President and Chief Financial Officer

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

2550 M Street, NW Washington, D.C. 20037

Attention: James J. Barresi; Abby E. Brown

Facsimile: (202) 457-6315

Email:	James.Barresi@SquirePB.com

Abby.Brown@SquirePB.com

Section 3.02        Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

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Section 3.03        Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 3.04        Table of Contents, Headings, Etc.. The Table of Contents and Article and Section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05        Severability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06        Ratification of the Base Indenture. The Base Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.07        Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law.

Section 3.08        Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company, or (iv) the consequences of any amendment herein provided for, (v) the validity or adequacy of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

STERLING BANCORP

By:	/s/ Luis Massiani
	Name:	Luis Massiani
	Title:	Senior Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]